UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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☑	Soliciting Material Pursuant to §240.14a-12

TXU Corp.

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Additional Information and Where to Find It
In connection with the proposed merger of TXU Corp. (the “Company”) with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership(the “Merger”), the Company will prepare a proxy statement to be filed with the Securities Exchange Commission (SEC). When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to TXU Corp., Energy Plaza, 1601 Bryan, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website, http:www.txucorp.com.
Participants in the Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2006. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.
Transaction Talking Points for TXU Managers
This document is intended as a communications support tool for TXU’s managers, so that they can more effectively keep their employees informed about activities related to the KKR/TPG transaction. Complete information about all these topics and more can be found on TXU Connect under News and Headlines, or by clicking on Transforming TXU.
This update contains important talking points on five issues:
•	Legislation. The Texas House of Representatives considered relevant legislation last week.
•	Go-shop. The transaction’s “go-shop” period ended at 12:01 am on Monday, April 16.
•	Hunt/Sharyland Interest in TXU ED. A possible bid for TXU Electric Delivery was discussed during a Regulated Industries hearing last week
•	PUC Letter. TXU responded to allegations about market manipulation and plant closings.
•	InfrastruX. TXU and InfrastruX suspended their joint venture; will terminate when merger closes.
•	Legislation. On Thursday, April 12, a piece of legislation (committee substitute SB 482) containing provisions affecting TXU was debated on the House Floor. Although the House passed SB 482 with the provisions listed below, in order to become law, the bill still has to be approved by the Senate and signed by the Governor.
•	As the legislative session in Austin continues its focus on electricity industry issues, TXU, KKR and TPG are spending significant time meeting with regulatory officials, legislators and stakeholders to discuss TXU and the proposed transaction — and to find market-based solutions.

•	On April 12, the Texas House voted to give state regulators the power to approve or reject future sales of electric utilities. The pending TXU transaction would not be affected by this House vote.

•	The Texas House also voted to cut electric rates 15 percent for some residential customers who have not affirmatively chosen a service plan. The rate-cut provision applies to about 2 million Texans who were paying the former Price to Beat rate on 12/31/06 and who have not subsequently chosen an alternative service plan. After Sept. 1 (or potentially earlier, if the bill is adopted by a two-thirds majority in both the House and Senate), these customers would receive a 15 percent price reduction below the price they were being charged Dec. 31, 2006. After the reduction, the Public Utility Commission would review those rates every six months to ensure they are moving in relation to the movement of alternative service plans.

•	That debate focused on both lower prices and more choices for customers, and TXU supports both. Many customers have already gotten lower rates by selecting an alternate plan that provides discounts of anywhere from 5 — 23% from the old TXU Price to Beat rate.

•	TXU does not support Senate Bill (SB) 896 or its House companion, House Bill (HB) 3931, or any similar language, which provides the PUC additional authority to actually approve or block the proposed TXU transaction. This legislation seeks to fundamentally change the law and the amount of time to review transactions involving electric market participants. They also seek to apply those changes to an agreement that has already been reached under existing law.
Go-shop. The “go shop” period, during which the Strategic Transactions Committee of the TXU Corp. Board could solicit and consider other competing bids with respect to the pending transaction, closed at 12:01 a.m. Monday, April 16. As we said on February 26, TXU does not intend to disclose developments with respect to this solicitation process unless and until its board of directors has made a decision regarding any alternative proposals. We have no further updates at this time.
•	Hunt/Sharyland. During testimony last Tuesday evening in the House Committee on Regulated Industries, Representative Phil King questioned PUC Commissioner Hudson about his letter to Representative King and Senator Troy Fraser regarding a purported “competing bid” for TXU ED from Hunt/Sharyland Utilities. In fact, no such bid was offered. Chairman King raised concerns that the companies may have used Hudson and the PUC in order to obtain an advantage in a business negotiation.
•	As part of the “go shop” process, Hunt/Sharyland indicated in late March that it planned to submit some type of proposal to acquire the business or assets of TXU Electric Delivery, and intended to issue a press release the next day regarding their proposal. Lazard, the investment bank retained by the TXU Corp. Board and its Strategic Transactions Committee, encouraged Hunt to submit a proposal. In response to a direct question from Hunt, Lazard indicated that any bid solely to acquire Electric Delivery was highly unlikely to be considered superior to the KKR/TPG proposal.
•	All of our correspondence with Hunt expressly encouraged Hunt to make a formal bid for TXU through Lazard to compete with the KKR/TPG bid.

•	Lazard and TXU Corp. objected to one thing: Hunt’s stated intention to issue a press release about its informal proposal, on the grounds that such a tactic could harm the value of the enterprise and the transaction.
•	PUC letter and TXU response. Earlier last week, some media outlets characterized a TXU filing with the PUC as a ‘threat’ by TXU to shut down power plants. While that was not our intent, the company issued an apology for creating any perception that it had threatened to shut down plants and withdrew the PUC filing:
•	TXU cannot unilaterally shut down power plants. Plants can only be mothballed or retired after a review by ERCOT. There is no intention to shut down plants, especially not those needed to ensure reliability. That would be the wrong outcome for Texas, where generation capacity is needed to serve the state’s reliability needs. TXU has made it clear to the PUC that it does not believe any of these plants should be shut down.
•	Our focus moving forward is to clarify our bidding practices with the PUC by outlining a forward-looking market mitigation plan. With that plan, we will seek assurance that, by agreeing with the PUC on a specific mitigation plan, we would be able to offer power to meet the state’s reliability needs at market-driven prices without risk of being accused of improper market behavior.
•	All of the TXU businesses are committed to customer reliability. TXU Power has committed to investing several billion dollars in new capacity, maintenance and improvements, and we stand ready to un-mothball over 1,600 megawatts of capacity to ensure reliability for our customers.
•	InfrastruX. Last Wednesday, TXU Electric Delivery and InfrastruX, announced that they have mutually agreed to suspend their agreements related to the InfrastruX Energy Services (IES) joint venture. The parties plan to terminate those agreements upon closing of the merger transaction. TXU Electric Delivery remains committed to delivering industry-leading reliability for its customers, and will continue to improve operations. Although terminating the joint venture, InfrastruX will continue providing utility support services to TXU ED.